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                        D&K HEALTHCARE RESOURCES, INC.
                      EXECUTIVE RETIREMENT BENEFIT PLAN


This plan document executed as of January 1, 1998 by D&K Healthcare Resources, Inc..

WITNESSETH:
----------

    WHEREAS, D&K Healthcare Resources, Inc. has established this Plan to provide certain Key Executive Employees with death benefit payments and retirement benefit payments so as to encourage the ongoing employment of its Key Executive Employees; and

    WHEREAS, the adoption and execution of this Plan has been approved by the Board.

Article 1.  DEFINITIONS
            -----------

    1.1     Accrued Benefit:  The sum of all Discretionary Contributions
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credited to the Participant's Retirement Account and due and owing to the
Participant or the Participant's beneficiaries pursuant to his Agreement, together with net earnings and gains and losses as set forth in the section hereof entitled "Investment of Deferred Amount", minus any distributions hereunder.

    1.2     Actual Retirement Date:  The first day of the calendar month
            ----------------------
immediately following a Participant's actual retirement or termination of employment with the Corporation.

    1.3     Agreement:  The agreement, in the form attached hereto and by this
            ---------
reference incorporated herein, whereby a Participant agrees to participate in the Plan and designates his Designated Beneficiary.

    1.4     Board:  The Board of Directors of the Corporation.
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    1.5     Cause:  (i) Conduct or activity of the Participant materially
            -----
detrimental to the Corporation's reputation or business (including financial) operations; (ii) gross or habitual neglect or breach of duty or misconduct of the Participant in discharging the duties of his position; or (iii) prolonged absence by the Participant from his duties (other than on account of illness or disability) without the consent of the Corporation.

    1.6     Corporation:  D&K Healthcare Resources, Inc., a Delaware
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corporation.

    1.7     Death Benefit:  The amount of death benefit payable in accordance
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with the provisions of this Plan.

    1.8     Designated Beneficiary:  The individual, trustee or other personal
            ----------------------
representative designated by the Participant to receive benefits under this Plan in the event of Participant's death.

    1.9     Effective Date:  January 1, 1998.
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    1.10    Investment Fund:  Any investment fund which is selected and held
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by the Corporation or a trust pursuant to this Plan.

    1.11    Key Executive Employee:  A person who serves as a corporate
            ----------------------
officer of the Corporation or senior officer of an operating unit of Corporation.

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    1.12    Normal Retirement Date:  The first day of the calendar month
            ----------------------
immediately following a Participant's sixty-fifth birthday.

    1.13    Participant:  A Key Executive Employee recommended and approved by
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the Board to participate in this Plan.

    1.14    Plan:  The D&K Healthcare Resources, Inc. Executive Retirement
            ----
Benefit Plan.

    1.15    Retirement:  The termination of a Participant's employment with
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the Corporation on or after attaining age sixty-five.

    1.16    Retirement Account:  Book entries maintained by the Corporation
            ------------------
reflecting Discretionary Contributions and Additions thereon.

    1.17    Retirement Benefit:  The amount of the benefit payable in
            ------------------
accordance with Article 8 of this Plan.

    1.18    Vesting Percentage:  The Participant's Annual Vesting Percentage
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in his Retirement Account is 20% and is cumulative for each Year of Service as a Key Executive Employee. Furthermore, Participant will be 100% vested in his Retirement Account if he attains age 65 while in the employ of the Corporation.

    1.19    Years of Service:  The term "Years of Service" means, with respect
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to a Participant, any twelve (12) consecutive month period commencing on the date on which he first became a Key Executive Employee and during which the Participant completes at least 1,000 hours of service with the Corporation.

    Article 2.  ADMINISTRATION
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    2.1     The Board shall administer this Plan.  The Board will adopt such uniform and nondiscriminatory regulations as it shall deem necessary or appropriate for the administration of this Plan. The Board shall have the full power and authority to resolve all questions and issues interpreting the terms and conditions of this Plan which may arise hereunder. The Board may delegate one or more of its duties or responsibilities to other individuals.

    2.2 The Board shall determine the facts required in the administration of this Plan from such information as it shall seek.

    2.3 The Board shall compute the benefits payable, as provided in this Plan, to Participants or their Designated Beneficiaries under this Plan.

    2.4 The Board shall keep a record of all proceedings and shall maintain or cause to be maintained all books of accounts, records or other data as may be necessary or advisable in the Board's judgment for the proper administration of the Plan.

    2.5 Each Participant who is to receive a benefit pursuant to Article 8, Article 9 and Article 10 shall designate in the Agreement a beneficiary to receive benefits pursuant to Article 8 , Article 9 and Article 10 in the event of the Participant's death and shall file the same with the Board. The designation may be changed by filing a revised Agreement with the Board. The most recent designation received by the Board shall govern. In the event the Participant shall fail to designate a beneficiary prior to his death, benefits shall be paid to the Participant's surviving spouse, if alive; otherwise to the Personal Representative of the Participant's estate.

    2.6 Each Participant and Designated Beneficiary shall submit to Corporation, on a form provided by it, his current mailing address. It shall be the duty of each Participant and beneficiary to notify Corporation of any change of address. In the absence of such notice, Corporation may rely upon the last known address of the Participant and Designated Beneficiary.

    2.7 A Participant must provide to the Board all information requested in connection with the administration of any part of this Plan.

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    Article 3.  CLAIMS PROCEDURE
                ----------------

    3.1 If the Participant or his beneficiary (hereinafter referred to as a "Claimant") believes that he is being denied a benefit to which he is entitled under this Plan, he may file a written request for such benefit with the Board, setting forth his claim. The request must be addressed to the President of the Corporation at its then principal place of business.

    3.2 Upon receipt of a claim, the Board shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Board may, however, extend the reply period for an additional ninety (90) days for a reasonable cause. If the Claim is denied in whole or in part, the Board shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

            (1) The specific reason or reasons for such denial;

            (2) The specific reference to pertinent provisions of this Plan on which such denial is based;

            (3) A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;

            (4) Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

            (5) The time limits for requesting a review under Article 3.3 and for review under Article 3.4.

    3.3 Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Secretary of the Corporation review the determination of the Board. Such request must be addressed to the Secretary of the Corporation, at its then principal place of business. The Claimant or this duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Board. If the Claimant does not request a review of the Board's determination by the Secretary of the Corporation within such sixty (60) day period, he shall be barred and estopped from challenging the Board's determination.

    3.4 Within sixty (60) days after the Secretary's receipt of a request for review, he will review the Board's determination. After considering all materials presented by the Claimant, the Secretary will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Secretary will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

    Article 4.  ELIGIBILITY FOR PARTICIPATION IN THE PLAN
                -----------------------------------------

    4.1 Any Key Executive Employee is eligible for recommendation to participate in the Plan. The Board may provide that a Key Executive Employee becomes a Participant in the Plan effective as of any date and such Key Executive Employee shall become a Participant as of such date.

    4.2 Each Participant shall complete and execute an Agreement, in the form attached hereto, upon becoming a Participant or at such other time as the Board may require.

    Article 5.  ANNUAL RETIREMENT BENEFIT PAYABLE ONLY FROM
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                GENERAL CORPORATE ASSETS
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    5.1     The payments to the Participant, his Designated Beneficiary or any
other beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted

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assets of the Corporation; no person shall have nor acquire any interest in such assets by virtue of the provisions of this Plan. The Corporation's obligation under this Plan shall be an unfunded and unsecured promise to pay. To the extent that the Participant or any other person acquires a right to receive payments from the Corporation under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Corporation; no such person shall have nor acquire any legal or equitable right, interest or claim in or to any property or assets of the Corporation.

    5.2 In the event that, in its discretion, the Corporation purchases an insurance policy or annuity insuring the life of the Participant (or any other property) to allow the Corporation to recover the cost of providing the benefits, in whole, or in part, hereunder, neither the Participant, his Designated Beneficiary, any other beneficiary nor any other person shall have nor acquire any rights whatsoever therein or in the proceeds therefrom. The Corporation shall be the sole owner and the beneficiary of any such policy or policies and, as such, shall possess and, may exercise all incidents of ownership therein. No such policy, policies or other property shall be held in any trust for the Participant or any other person nor as collateral security for any obligation of the Corporation hereunder.

    Article 6.  RETIREMENT CONTRIBUTIONS
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    6.1     The Corporation shall establish a Retirement Account for each participant to which amounts hereinafter referred to as "Discretionary Contributions" may be credited by the Corporation. Discretionary Contributions may be credited at any time by the Corporation and may be fixed in terms of dollars, percentage of net profits, percentage of compensation or any other method so determined by the Corporation.

    Article 7.  INVESTMENT OF DEFERRED AMOUNT
                -----------------------------

    7.1 Each Participant, on a form made available to him by the Corporation and filed with the Corporation at least twenty (20) days prior to the first day of a calendar quarter, may designate in 5% increments the percentages of his Deferred Amounts to be invested in the Investment Funds of the Plan. If a Participant fails to make such a designation, his Deferred Amounts will be invested pro-rata in each Investment Fund of the Plan. Any such designation shall continue in effect for successive calendar quarters unless changed in the same manner by the Participant.

    7.2 Each Participant, on a form made available to him by the Corporation and filed with the Corporation at least twenty (20) days prior to the first day of a calendar quarter, may elect to transfer all or any portion in 5% increments of his Retirement Account invested in any Investment Fund option to any of the other such Investment Fund option. Such transfers shall be subject to such reasonable requirements as may be established by the Corporation in order to effect such transfer in an orderly manner and without adverse effect on the other participant's interest in the Investment Funds.

    7.3 As of the last day of each calendar quarter, the Corporation shall value at their fair market value all assets of each investment Fund to determine the amount of net earnings and gains and losses incurred by the Plan in respect of each such Investment Fund since the last day of the preceding calendar quarter. The separate amounts so determined for each Investment Fund shall be allocated as of such date to the Participant accounts comprising each such Investment Fund in the same ratio that the balance in each such account bears to the total amount of the balances of all accounts comprising each Investment Fund.

    7.4 The terms and conditions of this Article 7 are subject to the terms and conditions of Article 5.

    Article 8.  RETIREMENT BENEFITS
                -------------------

    8.1 In consideration of a Participant's current employment with Corporation, unless the Participant's employment with the Corporation is terminated for Cause, the Corporation shall commence payment of his Retirement Benefit on the later of his Normal Retirement Date or his Actual Retirement Date. The Participant's Retirement Benefit shall be equal to his Accrued Benefit multiplied by the percentage vested as set forth in Article
1.18 and shall be payable as is specified in his Agreement.

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    8.2     In the event of the Participant's death prior to his Actual
Retirement Date while employed by the Corporation, then no Retirement Benefit or Disability Retirement Benefit shall be payable.

    Article 9.  DISABILITY RETIREMENT BENEFITS
                ------------------------------

    9.1 Notwithstanding any other provision hereof, a Participant shall be entitled to receive payments hereunder prior to his Normal Retirement Date, in any case in which it is determined by a duly licensed physician selected by the Corporation that, because of ill health, accident or disability that is permanent in nature or general inability because of age, the Participant is no longer able, properly and satisfactorily, to perform the Participant's regular duties as an employee. If the Participant's employment is terminated pursuant to this Article 9.1, the Participant's disability retirement benefit (hereinafter referred to as "Disability Retirement Benefit") shall be equal to his Accrued Benefit valued as of the date the Participant's permanent disability was determined by said duly licensed physician. The Disability Retirement Benefit payable under this Article 9.1 shall be payable within ninety (90) days following the Corporation's receipt of written confirmation of the Participant's permanent disability by said duly licensed physician.

    Article 10. DEATH BENEFITS
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    10.1    If the Participant dies prior to his Actual Retirement Date, the
Corporation shall thereafter pay a Death Benefit equal to the amount set forth in the Participant's Agreement. The Death Benefit will be paid solely from life insurance proceeds to the Participant's Designated Beneficiary in accordance with Article 2.5, if life insurance coverage was in place at the time of death and not otherwise. Such payment shall be payable within ninety
(90) days following the date of death of the Participant. After termination of employment for any reason or Retirement from the Corporation, a Participant shall have no further rights of any kind in the insurance on his life.

    10.2 If the Participant dies after his Actual Retirement Date but before the commencement of payment of Retirement Benefits or Disability Retirement Benefits, unless the Participant's employment with the Corporation was terminated for Cause, the Corporation shall pay to the Participant's Designated Beneficiary in accordance with Article 2.5 a single sum equal to Participant's Accrued Benefit valued as the date of death of the Participant. The death benefit payable pursuant to this Article 10.2 shall be the amount that would have been payable as a Retirement Benefit if the Participant had attained his Normal Retirement Date and Actual Retirement Date immediately prior to his death. Such payment shall be payable within ninety (90) days following the date of death of the Participant.

    10.3 If the Participant dies after the commencement of his Retirement Benefit or Disability Retirement Benefit but before the balance of his Retirement Benefit or Disability Retirement Benefit payments have been paid, the Corporation shall pay to the Participant's Designated Beneficiary in accordance with Article 2.5 a single sum equal to Participant's unpaid Accrued Benefit valued as of the date of death of the Participant. Such payment shall be payable within ninety (90) days following the date of death of the Participant.

    Article 11. TERMINATION BENEFIT
                -------------------

    In the event of the Participant's termination of employment with the Corporation before the Participant's Normal Retirement Date for any reason, other than retirement, disability, death or cause, the Corporation shall pay to the Participant, as compensation for services rendered prior to such termination, a single sum equal to Participant's Accrued Benefit multiplied by the percentage vested as set forth in Article 1.18. Participant's Accrued Benefit shall be valued as of the last day of the calendar quarter following the termination of the Participant's employment and shall be payable within sixty (60) days following such valuation.

    Article 12. NON-COMPETITION DURING EMPLOYMENT
                ---------------------------------

    12.1 So long as the Participant remains in the active employ of the Corporation, the Participant will devote substantially all of his time, skill, diligence and attention to the business of the Corporation, and will

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not actively engage, either directly or indirectly, in any business or other activity which is or may be deemed to be in any way competitive with or adverse to the best interests of the business of the Corporation.

    Article 13. TERMINATION OF EMPLOYMENT FOR CAUSE
                -----------------------------------

    13.1 If the Participant's employment with the Corporation is terminated for Cause, the Participant shall forfeit any benefits otherwise payable pursuant to this Plan, regardless of his Vesting Percentage, and the Corporation shall have no obligations to the Participant under the Plan or the Corporation's Agreement with the Participant.

    Article 14. CHANGE OF CONTROL
                -----------------

    14.1 If a Change of Control of the Corporation occurs, the Participant's vesting percentage shall be increased to 100% as of the date of the Change of Control. A "Change of Control" means a vote by a majority of the shareholders of the Corporation to liquidate or sell all or substantially all the assets of the Corporation or to merge or consolidate the Corporation with another entity such that the outstanding shares of the Corporation prior to such merger or consolidation shall not represent the same proportionate interest in the voting powers of the surviving entity.

    Article 15. MISCELLANEOUS PROVISIONS
                ------------------------

    15.1 Corporation reserves the right to amend or terminate this Plan; however, any amendment or termination permitted under this Article 15.1 shall not reduce or cancel any Retirement Benefit, Disability Retirement Benefit, or Death Benefit which has become vested at that point of time, or the manner of payment of such benefits payable to a Participant or his Designated Beneficiary.

    15.2 Construction of this Plan shall be governed by the laws of the State of Missouri.

    15.3 Nothing in this Plan, or any amendment thereto, shall give a Participant, Designated Beneficiary, employee or other person a right unless it is specifically provided or is accorded by the Corporation pursuant to this Plan. Nothing in this Plan or any amendment thereto shall be construed as giving a Participant the right to remain in the employment of Corporation and all persons shall remain subject to discharge at any time to the same extent as if this Plan had not been adopted.

    15.4 This Plan does not create a trust in favor of a Participant, his Designated Beneficiary or any other persons claiming in his behalf, and the obligation of Corporation is solely a contractual obligation to make the payments due hereunder.

    15.5 The Corporation may, in its sole discretion, permit the Participant to take a leave of absence for a period not to exceed one year. During this time the Participant will be considered to be in the continuous employ of the Corporation for purposes of this Plan.

    15.6 The interests of Participants and their Designated Beneficiaries are not subject to claims, indebtedness, attachment, execution, garnishment or other legal or equitable process, and such interests may not be voluntarily or involuntarily sold, transferred or assigned. Notwithstanding this Article 13.6, Corporation may apply any distribution pursuant to this Plan to satisfy, in whole or in part, any amounts due from Participant to Corporation.

    15.7 The terms of this Plan shall be binding upon the heirs, executors, administrators, successors and assigns of all parties in interest.

    15.8 Terms in the masculine shall be deemed to include the feminine, and terms in the singular shall be deemed to include the plural and vice versa, wherever the context so admits or requires.

IN WITNESS WHEREOF, D&K Healthcare Resources, Inc. has caused this Plan to be executed and attested by its officer thereto duly authorized as of the day and year first above written.

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                                    D&K Healthcare Resources, Inc.


                                    By /s/ Martin D. Wilson
                                       --------------------
                                       President

ATTEST:


/s/ Daniel Kreher
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